Exhibit 10.1

EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made as of December 5, 2008, by and between VISHAY INTERTECHNOLOGY, INC., a Delaware corporation (“Vishay”), and DR. LIOR E. YAHALOMI (“Executive”).

W I T N E S S E T H:

     WHEREAS, Vishay desires to continue to employ Executive and Executive desires to accept such continued employment; and

     WHEREAS, Vishay and Executive intend for this Agreement to document the terms and conditions of the employment relationship;

     NOW, THEREFORE, in consideration of the mutual covenants hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Definitions.

     1.1 “Accrued Compensation” means (i) earned but unpaid base salary and (ii) unpaid expense reimbursements.

     1.2 “Board of Directors” means the Board of Directors of Vishay.

     1.3 “Cause” means any of the following:

     (a) Executive’s conviction of a felony or any other crime involving moral turpitude (whether or not involving Vishay and/or its subsidiaries);

     (b) any act or failure to act by Executive involving dishonesty, fraud, misrepresentation, theft or embezzlement of assets from Vishay and/or its subsidiaries; or

     (c) Executive’s (i) willful and repeated failure to substantially perform his duties under this Agreement (other than as a result of total or partial incapacity due to physical or mental illness or injury) or (ii) willful and repeated failure to substantially comply with any policy of Vishay and/or its subsidiaries applicable to Executive; provided, however, that a termination pursuant to this clause (c) will not become effective unless Executive fails to cure such failure to perform or comply within twenty (20) days after written notice thereof from Vishay.

     1.4 “Code” means the Internal Revenue Code of 1986, as amended, or any successor code.

     1.5 “Common Stock” means the common stock, par value $.10 per share, of Vishay and any other security exchanged or substituted for such common stock or into which such common stock is converted in any recapitalization, reorganization, merger, consolidation, share exchange or other business combination transaction, including any reclassification consisting of a change in par value or a change from par value to no par value or vice versa.

     1.6 “Effective Date” means September 1, 2008.

     1.7 “Competing Business” means any business or venture located anywhere in the world that is engaged in the manufacture and supply of passive and discrete active electronic components and/or strain gages, strain gage transducers or strain gage instrumentation to the extent Vishay or any subsidiary or affiliate of Vishay is engaged in such activities on the Date of Termination.

     1.8 “Date of Termination” means (i) the effective date on which Executive's employment by Vishay terminates as specified in a Notice of Termination by Vishay or Executive, as the case may be or (ii) if Executive's employment by Vishay terminates by reason of death, the date of Executive’s death.

     1.9 “Non-Competition Period” means the period while Executive is employed by Vishay or any of its subsidiaries or affiliates and for twelve 12 months thereafter or such lesser period as is determined by a court of competent jurisdiction pursuant to Section 7.5(d).

     1.10 “Non-Solicitation Period” means the period while Executive is employed by Vishay or any of its subsidiaries or affiliates and for twelve 12 months thereafter or such lesser period as is determined by a court of competent jurisdiction pursuant to Section 7.5(d).

     1.11 “Notice of Intention” means a written notice to Executive signed by a duly authorized officer of Vishay, which notice shall indicate that it is Vishay’s intention to terminate Executive’s employment without Cause on a particular date.

     1.12 “Notice of Termination” means a written notice of termination of Executive’s employment with Vishay, signed by Executive, if to Vishay, or by a duly authorized officer of Vishay, if to Executive, which notice shall (i) indicate the specific termination provision in this Agreement relied upon; (ii) to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated; and (iii) specify the Date of Termination. The failure by Vishay to set forth in such notice any fact or circumstance which contributes to a showing of Cause shall not waive any right of Vishay hereunder or preclude Vishay from asserting such fact or circumstance in enforcing its rights hereunder.

2. Employment; Term.

     2.1 Employment. Vishay hereby employs Executive, and Executive hereby accepts employment by Vishay, in accordance with and subject to the terms and conditions set forth herein.

     2.2 Term. The “Term” of this Agreement shall commence on the Effective Date and continue until terminated in accordance with the provisions of this Agreement.

3. Duties.

     3.1 Position. During the Term, Executive shall serve as Executive Vice President and Chief Financial Officer of Vishay and shall report directly to the Chief Executive Officer of Vishay and the Audit Committee of the Board of Directors; provided, that with respect to merger and acquisition activities, Executive shall report to the Chairman of the Board of Directors.

     3.2 Authority and Responsibility. Executive shall have authority and responsibility for the cash management, accounting, tax, merger and acquisition, investor relations and legal functions of Vishay and shall perform such other duties as may be assigned by the Chief Executive Officer of Vishay. The Chief Accounting Officer of Vishay shall report to Executive and also to the Chief Executive Officer of Vishay.

     3.3 Activities. Excluding any periods of vacation, personal and sick leave to which Executive is entitled, Executive shall devote his full professional attention and best efforts during the Term to the business and affairs of Vishay. It shall not be considered a violation of the foregoing for Executive to (i) serve as Associated Adjunct Professor at the Wharton School for about 80 hours per year, (ii) engage in other such activities approved in advance by the Chief Executive Officer and the Chairman of the Board or (iii) manage personal investments, so long as such activities would be permitted under Section 7 and do not interfere with the performance of Executive’s responsibilities as an employee of Vishay in accordance with this Agreement.

     3.4 Place of Performance. Executive’s employment and office shall be based at Vishay’s offices in Malvern, Pennsylvania. Executive recognizes that his duties will require, from time to time and at Vishay’s expense, travel to domestic and international locations.

4. Compensation.

     4.1 Base Salary. Vishay shall pay Executive a base salary, subject to annual review by the Compensation Committee of the Board of Directors in consultation with the Chief Executive Officer and the Chairman of the Board of Vishay, of not less than $362,500 per year. Such base salary shall be paid in accordance with Vishay’s standard salary policies, subject to such deductions, if any, as are required by law or elected by Executive (for example, 401(k) contributions).

     4.2 Bonus. Executive shall be eligible for an annual performance bonus, payable in cash on or before March 15th of the following year, in an amount up to 50% of Executive’s base salary. The amount of such bonus shall be based upon the achievement of such individual or company performance goals as the Compensation Committee of the Board of Directors and/or the Chief Executive Officer of Vishay shall determine. Until changed by the Compensation Committee and/or the Chief Executive Officer, the terms of Executive’s bonus are set for in Exhibit A hereto. Executive’s bonus under this Agreement for 2008 shall be pro rated based on the percentage of the year he is employed under this Agreement. For purposes of clarity, unless otherwise provided by the Compensation Committee or Chief Executive Officer, the bonus terms set forth in Exhibit A shall cease to apply to Executive if his position with Vishay changes. In addition, Executive shall cease to be entitled to a bonus under this Section 4.2 upon his receipt of either a Notice of Intention or a Notice of Termination.

5. Benefits.

     5.1 Participation in Benefit Plans and Programs. During the Term, Executive shall be entitled to participate in any and all medical insurance, group health insurance, disability insurance, life insurance and retirement plans which are generally made available by Vishay to its senior executives, subject to the eligibility requirements and other provisions of such plans and programs.

     5.2 Auto Allowance. Vishay shall provide Executive with an $850 per month automobile allowance.

     5.3 Existing Stock Option Program. Executive shall continue to be entitled to the stock options provided in paragraph 6 of the offer letter agreement, dated June 6, 2006, between Vishay and Executive.

     5.4 Reimbursement of Expenses. In accordance with Vishay’s standard reimbursement policies as they exist from time to time, Vishay shall reimburse Executive for all reasonable and documented travel, business entertainment and other business expenses incurred by Executive in connection with the performance of his duties under this Agreement.

     5.5 Vacation, Personal and Sick Days. Executive shall be entitled to paid vacation days, holidays, personal and sick days in accordance with and subject to Vishay’s policies for Vishay’s senior executives, as in effect from time to time.

     5.6 Indemnification. Vishay shall indemnify Executive to the extent provided in Vishay’s certificate of incorporation and/or bylaws, as in effect from time to time.

     5.7 Other. Executive shall be entitled to such other benefits or perquisites as Vishay generally makes available to its senior executives.

6. Termination of Employment; Compensation Upon Termination.

     6.1 Termination. Executive’s employment with Vishay may be terminated by Executive or by Vishay for any reason, in either case pursuant to a Notice of Termination.

     6.2 Compensation Upon Termination. Upon termination of Executive’s employment with Vishay, Executive shall be entitled to the following:

(i)	A lump sum cash payment equal to all Accrued Compensation, such payment to be made within 15 days after the Date of Termination.

(ii)	Payment of Executive’s bonus pursuant to Section 4.2 hereof for the calendar year preceding the Date of Termination, if not previously paid, which shall be paid at such time as such bonus would have been paid to Executive if not for Executive’s termination of employment.

(iii)	All rights Executive is entitled to under the terms of Vishay benefit plans or arrangements.

     6.3 Further Compensation Upon Termination. Vishay agrees that, in the event it terminates Executive’s employment without Cause, it shall provide Executive a Notice of Intention three (3) months prior to the scheduled effective date of its termination of his employment. The period from the date of the Notice of Intention to the scheduled effective date is referred to as the “Notice Period”. If Executive remains employed through the end of the three month Notice Period referred to in the first sentence of this Section 6.3, Executive shall be entitled to a lump sum payment, payable within 15 days after the date of his employment termination, equal to the product of (i) his monthly base salary multiplied by (ii) nine (9). If Vishay terminates Executive’s employment without Cause and fails to provide Executive with a Notice of Intention three (3) months prior to the scheduled effective date of its termination of his employment, or if Vishay terminates Executive’s employment without Cause during the Notice Period, Executive shall be entitled to a lump sum payment, payable within 15 days after the date of the termination of his employment, equal to the product of (i) his monthly base salary multiplied by (ii) the difference between (x) twelve (12) and (y) the number of whole months in the Notice Period, if any, except that if Executive’s employment is terminated by Vishay without Cause during the Notice Period, then the number of whole months in the Notice Period prior to the termination of his employment.

7. Restrictive Covenants.

     7.1 Non-Competition. During the Non-Competition Period, Executive shall not, without the prior written consent of an authorized officer of Vishay, directly or indirectly, own, manage, operate, join, control, participate in, invest in or otherwise be connected or associated with, in any manner, including as an officer, director, employee, independent contractor, subcontractor, stockholder, member, manager, partner, principal, consultant, advisor, agent, proprietor, trustee or investor, any Competing Business; provided, however, that nothing in this Agreement shall prevent Executive from (i) owning five percent (5%) or less of the stock or other securities of a publicly held corporation, so long as Executive does not in fact have the power to control, or direct the management of, and is not otherwise associated with, such corporation, or (ii) performing services for an investment bank, investment advisor or investment fund that may, directly or indirectly, own, manage, operate, join, control, participate in, invest in or otherwise be connected or associated with, in any manner, any Competing Business, provided that Executive shall not, directly or indirectly, have any responsibility whatsoever for, provide any services whatsoever to, or otherwise be connected or associated with such Competing Business. Notwithstanding the foregoing, if a company has separate divisions or subsidiaries, some of which conduct a Competing Business and some of which conduct other businesses which are not Competing Businesses, then the restrictions imposed hereunder with respect to Competing Businesses shall apply only to the divisions or subsidiaries of such company that conduct the Competing Businesses, provided that (x) Executive shall not, directly or indirectly, have any responsibility whatsoever for, provide any services whatsoever to, or otherwise be connected or associated with any Competing Business of the same company, and (y) Executive obtains the prior written consent of the Company, which consent shall not be unreasonably withheld.

     7.2 Non-Solicitation. During the Non-Solicitation Period, Executive shall not, directly or indirectly:

     (a) solicit any customer of Vishay or any of its subsidiaries or affiliates to which Executive provided (or participated in a proposal to provide) services during the Term;

     (b) hire, solicit for employment, or recruit any person who at the relevant time is or, within the preceding three (3) months, was, an officer, director, employee, independent contractor, subcontractor, manager, partner, principal, consultant, or agent of Vishay or any of its subsidiaries or affiliates, or induce or encourage any of the foregoing to terminate their employment, contractual or other relationship (as appropriate) with Vishay or any of its subsidiaries or affiliates, or attempt to do any of the foregoing either on Executive’s own behalf or for the benefit of any third person or entity;

     (c) persuade or seek to persuade any customer of Vishay or any of its subsidiaries or affiliates to cease to do business or to reduce the amount of business which the customer has customarily done or contemplates doing with Vishay or such subsidiary or affiliate, whether or not the relationship with such customer was originally established in whole or in part through Executive’s efforts; or

     (d) interfere in any manner in the relationship of Vishay or any of its subsidiaries or affiliates with any of their respective customers, suppliers, or independent contractors, whether or not the relationship with such customer, supplier or independent contractor was originally established in whole or in part through Executive’s efforts.

     7.3 Confidential Information. Executive agrees that he shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of Executive’s assigned duties hereunder and for the benefit of for the benefit of Vishay and/or its subsidiaries or affiliates, either during the Term or at any time thereafter, any nonpublic, proprietary or confidential information, knowledge or data in any form or media, whether documentary, written, oral or computer generated, relating to Vishay, any of its subsidiaries, affiliated companies or businesses, which shall have been obtained by Executive during Executive's employment by Vishay or during the Term. The foregoing shall not apply to information that (i) was known to the public prior to its disclosure to Executive; (ii) becomes known to the public subsequent to disclosure to Executive through no wrongful act of Executive or any representative of Executive; or (iii) Executive is required to disclose by applicable law, regulation or legal process (provided that Executive provides Vishay with prior notice of the contemplated disclosure and reasonably cooperates with Vishay at its expense in seeking a protective order or other appropriate protection of such information). Notwithstanding clauses (i) and (ii) of the preceding sentence, Executive's obligation to maintain such disclosed information in confidence shall not terminate where only portions of the information are in the public domain.

     7.4 Non-Disparagement. Each of Executive and Vishay (for purposes hereof, Vishay shall mean only the executive officers and directors thereof and not any other employees) agrees not to make any public statements that disparage the other party or, in the case of Vishay, its respective affiliates, employees, officers, directors, products or services. Notwithstanding the foregoing, statements made in the course of sworn testimony in administrative, judicial or arbitral proceedings (including, without limitation, depositions in connection with such proceedings) shall not be subject to this Section 7.4.

     7.5 Acknowledgements Respecting Restrictive Covenants.

     (a) Executive has carefully read and considered the provisions of this Section 7 and, having done so, agrees that:

(i)	the restrictive covenants contained in this Section 7, including, without limitation, the scope and time period of such restrictions, are reasonable, fair and equitable in light of Executive’s duties and responsibilities under this Agreement and the benefits to be provided to him under this Agreement; and

(ii)	such restrictive covenants are reasonably necessary to protect the legitimate business interests of Vishay.

     (b) The parties acknowledge that it is impossible to measure in money the damages that will accrue to one party in the event that the other party breaches any of the restrictive covenants contained in this Section 7 and that any such damages, in any event, would be inadequate and insufficient. Therefore, if one party breaches any restrictive covenant contained in this Section 7, the non-breaching party shall be entitled to an injunction restraining the breaching party from violating such restrictive covenant; provided, however, that a party must provide the other party with not less than five (5) days written notice prior to instituting an action or proceeding to enforce any restrictive covenant contained in this Section 7. If the non-breaching party shall institute any action or proceeding to enforce a restrictive covenant contained in this Section 7, the breaching party hereby waives, and agrees not to assert in any such action or proceeding, the claim or defense that the non-breaching party has an adequate remedy at law.

     (c) In the event of a breach of any of the restrictive covenants contained in this Section 7, the parties agree that the non-breaching party, in addition to any injunctive relief as described in Section 7.5(b), shall be entitled to any other appropriate legal or equitable remedy.

     (d) If any of the restrictive covenants contained in this Section 7 are deemed by a court of competent jurisdiction to be unenforceable by reason of their extent, duration or geographical scope or otherwise, the parties contemplate that the court shall revise such extent, duration, geographical scope or other provision but only to the extent required in order to render such restrictions enforceable, and enforce any such restriction in its revised form for all purposes in the manner contemplated hereby.

     7.6 Consideration. Executive hereby acknowledges that Vishay’s obligation to make payments to Executive pursuant to Section 4 and Section 6 of this Agreement is in consideration of Executive’s agreement to be bound by and comply with the provisions of this Section 7.

8. Miscellaneous.

     8.1 Notices. Any notice, consent, request or other communication made or given in accordance with this Agreement, including any Notice of Intention and Notice of Termination, shall be in writing and shall be sent either by (i) personal delivery to the party entitled thereto, (ii) facsimile with confirmation of receipt, (iii) registered or certified mail, return receipt requested, or (iv) Federal Express or similar courier service. The notice, consent request or other communication shall be deemed to have been received upon personal delivery, upon confirmation of receipt of facsimile transmission or courier service, or, if mailed, three (3) days after mailing. Any notice, consent, request or other communication made or given in accordance with this Agreement shall be made to those listed below at their following respective addresses or at such other address as each may specify by notice to the other:

               To Vishay:

                              Vishay Intertechnology, Inc.
                              63 Lincoln Highway
                              Malvern, Pennsylvania 19355-2120
                              Attention: Chief Financial Officer

               To Executive:

                              Dr. Lior E. Yahalomi
                              [Personal Address Omitted]

     8.2 Successors.

     (a) This Agreement is personal to Executive and, without the prior written consent of Vishay, shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive’s heirs and legal representatives.

     (b) This Agreement shall inure to the benefit of and be binding upon Vishay and its successors and assigns.

     8.3 Complete Understanding; Amendment; Waiver. This Agreement constitutes the complete understanding between the parties with respect to the employment of Executive and, except as otherwise provided herein, supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, and no statement, representation, warranty or covenant has been made by either party with respect thereto except as expressly set forth herein. This Agreement shall not be altered, modified, amended or terminated except by a written instrument signed by each of the parties hereto. Any waiver of any term or provision hereof, or of the application of any such term or provision to any circumstances, shall be in writing signed by the party charged with giving such waiver. Waiver by either party hereto of any breach hereunder by the other party shall not operate as a waiver of any other breach, whether similar to or different from the breach waived. No delay on the part of Vishay or Executive in the exercise of any of their respective rights or remedies shall operate as a waiver thereof, and no single or partial exercise by Vishay or Executive of any such right or remedy shall preclude other or further exercise thereof. Notwithstanding the foregoing, Executive shall retain his accrued rights, as of the Effective Date, under the offer letter agreement, dated June 6, 2006, between Vishay and Executive.

     8.4 Withholding Taxes. Vishay may withhold from all payments due to Executive (or his beneficiary or estate) under this Agreement all taxes which, by applicable federal, state, local or other law, Vishay is required to withhold therefrom.

     8.5 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.

     8.6 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of law.

     8.7 Arbitration. Except as provided in Section 7.5 hereof, any dispute or controversy under this Agreement shall be settled exclusively by arbitration in Philadelphia, Pennsylvania, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitration award in any court having jurisdiction. The arbitrator may award legal fees but shall not be obligated to do so.

     8.8 Titles and Captions. All Section titles or captions in this Agreement are for convenience only and in no way define, limit, extend or describe the scope or intent of any provision hereof.

     8.9 Counterparts. This Agreement may be signed in one or more counterparts, each of which shall be deemed an original, and all such counterparts shall constitute but one and the same instrument.

9. Section 409A of the Code.

     (a) Notwithstanding any provision of this Agreement to the contrary, if Executive is a “specified employee” (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and determined pursuant to procedures adopted by Vishay) at the time of his “separation from service” (within the meaning of Section 409A) and if any portion of the payments or benefits to be received by Executive under this Agreement upon his separation from service would be considered deferred compensation under Section 409A, then each portion of such payments and benefits that would otherwise be payable pursuant to this Agreement during the six-month period immediately following Executive’s separation from service will instead be paid or made available on the earlier of (i) the first business day of the seventh month following the date Executive incurs a separation from service, and (ii) Executive’s death.

     (b) Each payment under this Agreement will be considered a “separate payment” and not one of a series of payments for purposes of Section 409A.

     (c) To the extent any reimbursement or in-kind benefits due to Executive under this Agreement constitute “deferred compensation” under Section 409A, any such reimbursement or in-kind benefit shall be paid to Executive in a manner consistent with Treas. Reg. section 1.409A-3(i)(l)(iv).

          IN WITNESS WHEREOF, Executive has executed this Agreement and, pursuant to the authorization of the Compensation Committee of the Board of Directors, Vishay has caused this Agreement to be executed in its name and on its behalf, all as of the date above written.

VISHAY INTERTECHNOLOGY, INC.

By: /s/ Carl Fritz
Name: Carl Fritz
Title: Administrative President, Americas

EXECUTIVE:

/s/ Lior E. Yahalomi
Dr. Lior E. Yahalomi

Exhibit A

Employment Agreement
between
Vishay Intertechnology, Inc. and Dr. Lior E.Yahalomi

Bonus Plan for Dr. Lior E. Yahalomi

The plan is defined as follows:

(d)	The maximum bonus is 50.0% of Executive’s base salary, whereby:

	•	35.0% of maximum comes from the Adjusted Net Income of Vishay.

	•	7.5% maximum comes from Inventory Turns.

	•	7.5% comes from Personal Objectives.

(e)	For all targets, the accepted budget for the business year is the reference point. If required by the situation, the budget can be replaced by targets determined by the Chief Executive Officer.

(f)	For the portion related to Adjusted Net Income, the following rules apply:

	•	No bonus below 80% of budgeted Adjusted Net Income.

	•	21.0% bonus at 100% of budgeted Adjusted Net Income.

	•	35.0% bonus at 120% and above of budgeted Adjusted Net Income.

	•	Linear between 80 – 100% and between 100 – 120%.

(g)	For Inventory Turns below the budgeted level, it will be the Chief Executive Officer’s judgment that determines the bonus, if any.

(h)

The Personal Objectives shall be measurable and must be reconciled for every year between Executive and the Chief Executive Officer; provided; however, the Personal Objectives with respect to merger and acquisition activities shall be measurable and reconciled for every year between Executive and the Chairman.